Exhibit 10.18

Loan Extension Agreement

[Party A (Lender)]: Lotus Capital Overseas Limited

[Party B (Borrower)]: Avalon (Shanghai) Healthcare Technology Co., Ltd.

Whereas the loan agreement executed by and between both Parties on Apr. 19, 2017 in respect of USD Two Million and One Hundred Thousand ($2,100,000) has expired, and Party B has in accordance with the agreement repaid the principle totaling USD One Million and One Hundred Thousand ($1,100,000) in Apr. 2018 and the interest of the loan as provided for in the original contract in the amount of $175,095.89 as of Mar. 31, 2018, both Parties hereby based on the principles of equality, voluntariness and good faith enter into this contract through negotiation with respect to such matters as the extension of the term for the repayment of the remaining principal for mutual compliance:

1.	Amount of the remaining principal: Party B has borrowed from Party A USD One Million only ($1,000,000).

2.	Interest: the interest per annum shall be 10%, which shall be settled in a lump sum when repayment is made.

3.	Term: the term of the loan shall be 12 months, and the interest shall be calculated from Apr. 1, 2018 to Mar. 31, 2019.

4.	Means of repayment: the loan shall be repaid in full prior to the expiry of the term thereof. Party A may designate an account for Party B to make the repayment to, for which Party B shall render cooperation.

5.	Dispute settlement: any dispute arising during the performance hereof shall be settled by both Parties through negotiation.

6.	This contract shall take effect as of the date of signature by both Parties.

[No text below]

Party A: Lotus Capital Overseas Limited

(Signature: Jiang Shan)

Party B: Avalon (Shanghai) Healthcare Technology Co., Ltd.

(Seal: Avalon (Shanghai) Healthcare Technology Co., Ltd.)

Date: May 3, 2018